Exhibit 99.9

EXHIBIT 9

Board of Directors
First Symetra National Life Insurance Company of New York
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

Gentlemen:

I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-4 for the Individual Flexible Premium Deferred Variable Annuity contract (the “First Symetra Focus Contract” or “New Contract”) to be issued by the Company and its separate account, First Symetra Separate Account S.  I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.               First Symetra National  Life Insurance Company of New York is a validly existing stock company with its Home Office in the State of New York.

2.               First Symetra Separate Account S is a separate investment account of First Symetra National Life Insurance Company of New York created and validly existing pursuant to New York law and regulations thereunder.

3.               All of the prescribed corporate procedures for the issuance of the New Contract have been followed, and, when such New Contracts are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such New Contracts will have been complied with.

4.               Upon the acceptance of the purchase payments made by a prospective Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Owner will have a legally-issued, fully paid, non-assessable Contract.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jacqueline M. Veneziani

Jacqueline M. Veneziani
Senior Counsel